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                              EXHIBIT 4.5

THIS (OUTSIDE DIRECTOR)/RLI CORP. DIRECTOR DEFERRED COMPENSATION PLAN is made in duplicate at Peoria, Illinois on the Execution Date by and between RLI Corp. ("Corporation") and (Outside Director) ("Director").

                                   I. RECITALS

                         A. BACKGROUND: THE CORPORATION

The Corporation is a holding company which, through its subsidiaries, underwrites specialty property and casualty insurance, administers extended service programs, markets computers and automated practice management systems to the ophthalmic industry, distributes contact lenses and provides licensing services for agents and brokers (the "Business"), reports its income and expense on the accrual basis method of accounting, and is possessed of a fiscal year ("Accounting Year") beginning January 1.

                           B. BACKGROUND: THE DIRECTOR

The shareholders of the Corporation have elected the Director to serve as a director of the Corporation. In order to encourage the Director's contribution to and the continued financial success of the Corporation, the Corporation desires to provide a financial incentive to the Director.

                             C. BACKGROUND: THE ESOP

The Corporation sponsors the RLI Corp. Stock Ownership Plan and Trust ("ESOP"). The Director, as an independent contractor, is unable to participate in the ESOP. The Parties desire to permit the Director to defer the payment of any fee associated with the Director's performance of services on behalf of the Corporation, and to cause such fee to purchase shares of the Corporation as if the Director were employed by the Corporation and thus able to participate in the ESOP.

                           D. EXEMPTION FROM THE EMPLOYEE RETIREMENT INCOME
                              SECURITY ACT

The Corporation shall establish an irrevocable trust ("Trust") with an independent trustee ("Trustee") to which the Corporation may periodically transfer shares of the Corporation and other assets designed to fund the obligation of the Corporation to the Director under this Plan. Notwithstanding the fact that the Plan Benefit may be satisfied from

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property transferred to the Trustee under the Trust, this Plan and the Plan
Benefit are unfunded and are maintained primarily for the purpose of providing deferred compensation for the Director. If this Plan is subject to the provisions of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), then subject to the filing of the statement described in ERISA Labor Reg. Sec. 2520.104-23, this Plan shall be exempt from the participation, vesting, benefit accrual, funding and fiduciary provisions of ERISA.

                                 II. AGREEMENTS

NOW, THEREFORE, the Parties agree as follows:

1.      REMUNERATION:  DIRECT

The Corporation shall pay any reasonable expense incurred by the Director not less often than annually related to services provided by the Director as a director. Except as otherwise provided in the following sections, the Corporation shall pay the Director for services as a director an amount ("Direct Compensation") periodically determined to be appropriate by the Parties, payable not less often than annually.

2.      REMUNERATION:  DEFERRED

2.1     AMOUNT OF AND LIMITATION ON DEFERRED COMPENSATION

Subject to the limitations and the satisfaction of the conditions expressed in the following sections, the Director may defer all or any portion of the Director's Direct Compensation.

        2.1(a)  DELIVERY AND IRREVOCABILITY OF DEFERRED COMPENSATION
                DIRECTOR

Except as to any deferral with respect to the current Accounting Year which must be evidenced by a Deferred Compensation Direction delivered to the Corporation prior to the expiration of the thirty (30) day period beginning on the Execution Date, the deferral must be evidenced by a Deferred Compensation Direction, delivered to the Corporation prior to the beginning of the referent Accounting Year. Except as to any Deferred Compensation Direction with respect to the current Accounting Year, any Deferred

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Compensation Direction may be revoked prior to the referent Accounting Year by the delivery of a new Deferred Compensation Direction to the Corporation prior to the referent Accounting Year. The Deferred Compensation Direction with respect to the current Accounting Year may not be revoked. No other Deferred Compensation Direction may be revoked on or after the beginning of the referent Accounting Year.

"Deferred Compensation Direction" means an instrument executed by the Director specifying the amount of the Direct Compensation which the Director elects to defer, and any other information as the Corporation may periodically request.

        2.1(b)  INVESTMENT OF DIRECT COMPENSATION DEFERRED

The Corporation shall transfer to the Trustee such number of shares of the Corporation as shall be equal to the number of shares allocated to the Director under the terms of the Old Plan within the thirty (30) day period beginning on the Execution Date. The Corporation shall direct the Trustee to purchase additional shares of the Corporation with any cash dividend.

The Corporation shall transfer to the Trustee such number of shares of the Corporation as shall be equal in value to the amount of the Direct Compensation ascertainable by the Corporation prior to the end of the referent Accounting Year, within the thirty (30) day period beginning on the close of the referent Accounting Year. The Corporation shall direct the Trustee to purchase additional shares of the Corporation with any cash dividend. The value of each share of the Corporation to be transferred shall be equal to the closing price of a share of the Corporation as of the close of the last business day of the referent Accounting Year.

The Corporation shall transfer to the Trustee such number of shares of the Corporation as shall be equal to the amount of the Direct Compensation not ascertainable by the Corporation prior to the end of the referent Accounting Year within the thirty (30) day period beginning on the date of such Direct Compensation is ascertained by the Corporation upon the exercise of reasonable diligence. The Corporation shall direct the Trustee to purchase additional shares of the Corporation with any cash dividend. The value of such share of the Corporation to be transferred shall be equal to the closing price of a share of the Corporation as of the close of the last business day of the referent Accounting Year.

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2.2     DISTRIBUTION OF PLAN BENEFIT

        2.2(a)  AMOUNT

The Corporation shall cause the Plan Benefit to be distributable to the Director before the expiration of the thirty-five (35) day period beginning on the date ("Distribution Date") of the termination of the Director's status as a director of the Corporation.

"Plan Benefit" means the sum of (i) such number of shares of the Corporation as are equal in value to the Plan Benefit determined under the Old Plan as of the Execution Date; (ii) such number of shares of the Corporation transferred to the Trustee pursuant to the Director's Deferred Compensation Direction; and (iii) both (i) and (ii), equitably adjusted for any capital change, plus uninvested dividends.

        2.2(b)  DISTRIBUTION PERIOD

Absent a written designation by the Director to the contrary delivered to the Corporation more than ninety (90) days prior to the Distribution Event, the Plan Benefit shall be distributed in five (5) substantially equal annual installments.

        2.2(c)  FORM OF DISTRIBUTION

The Plan Benefit shall be distributed in the form of shares of the Corporation. Unless the shares have been registered under the Securities Act of 1933 (the "Act"), are otherwise exempt from the registration requirements of such Act, are the subject of a favorable no action letter issued by the Securities and Exchange Commission, or are the subject of an opinion of counsel acceptable to the Corporation to the effect that such shares are exempt from the registration requirements of the Act, certificates representing such shares shall contain a legend precluding the transfer of such shares except in accordance with the provisions of Rule 144 of the Act.

        2.2(d)  BENEFICIARY

Absent a designation by the Director to the contrary delivered to the Corporation more than ninety (90) days prior to the Distribution Event, the Plan Benefit shall be distributed to the Director during the lifetime of the Director.

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The Director may designate a beneficiary of the Director's Plan Benefit. If a
Director fails to designate a beneficiary, the Director's Plan Benefit shall be distributed to the individuals described in the following phrases after the death of the Director and in the order in which each phrase appears. The Director's spouse. The Director's then living descendants, per stirpes. The individuals entitled to inherit the Director's property under the law of the state in which the Director resides immediately before the death of the Director and in the proportions determined under such law.

If a designated beneficiary dies before the Director's Plan Benefit is fully distributed, the undistributed portion of the Director's Plan Benefit shall be distributed to the individuals described in the following phrases and in the order in which each phrase appears. The spouse of the designated beneficiary. The then living descendants of the designated beneficiary, per stirpes. The individuals entitled to inherit the designated beneficiary's property under the law of the state in which the designated beneficiary resided immediately before the death of the designated beneficiary and in the proportions determined under those laws.

3.      GENERAL CONDITIONS

3.1     ABSENCE OF FUNDING AND CREDITOR CLAIMS

Except as otherwise provided in the following sentence, this Plan and the Plan Benefit are unfunded, are subject to the claims of the general creditors of the Corporation, may not be assigned, sold, anticipated, pledged or otherwise transferred and shall not be subject to any claim of the Director, the Director's spouse, their respective creditors, or their respective successors or assigns. The foregoing sentence shall not relieve the Corporation of its obligation to pay the Plan Benefit as, when and to the extent distributable pursuant to this Plan.

3.2     ADDITIONAL DOCUMENTS REQUIRED

Each Party shall execute, acknowledge and deliver such additional documents, writings or assurances as the other may periodically require so as to give full force and effect to the terms and provisions of this Plan.

3.3     AMENDMENT AND TERMINATION

Subject to the limitation expressed in the following sentence, this Plan may be altered, amended or terminated by the Corporation upon the vote of

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its directors other than any director who is a party to this or any comparable Plan. No alteration, amendment or termination of this Plan shall alter, amend or terminate any provision with respect to any Plan Benefit existent prior to the date of any such alteration, amendment or termination, which Plan Benefit shall be distributed in accordance with the terms of this Plan notwithstanding any such alteration, amendment or termination.

3.4     BINDING EFFECT

The terms and provisions of this Plan shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

3.5     CHOICE OF LAW

The laws of the State of Illinois shall govern the validity, interpretation and administration of this Plan.

3.6     COUNTERPARTS

This Plan may be executed in any number of counterparts, each of which shall be deemed an original and all of such which constitute but one and the same instrument.

3.7     INCAPACITATED BENEFICIARY

If any beneficiary is Incapacitated, the Trustee may distribute such beneficiary's Plan Benefit to such beneficiary's parent, guardian, conservator, or to any individual with whom such beneficiary is residing without responsibility for its expenditure.

3.8     INCORPORATION BY REFERENCE; SCHEDULES

The paragraphs under the heading "I. RECITALS:" and any Schedule referred to in this Plan are a part of this Plan.

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3.9     INTERPRETIVE GUIDELINES

The words and phrases set off by quotation marks in the Glossary have the meanings therein indicated. Any word or phrase which appears in this Plan in parenthesis, set off by quotation marks and capitalized has the meaning denoted by its context. Whenever the words and phrases defined either in the Glossary or elsewhere in this Plan are intended to have their defined meanings, the first letter of such word or the first letters of all substantive words in such phrase shall be capitalized. When the context permits, a word or phrase used in the singular includes the plural, and when used in any gender, its meaning also includes all genders. Captions of Sections are inserted as a matter of convenience only and do not define, limit or extend the scope or intent of this Plan or any provision hereof.

3.10    NOTICES

Any notice, request, communication and demand hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by registered or certified mail, postage prepaid, to the Corporation at its principal place of business, or to such other address as the Corporation shall periodically designate by written notice, and in the case of the Director, to the Director's last known principal place of residence or to such other address as the Director shall periodically designate by written notice.

3.11    RECEIPT AND RELEASE FOR PAYMENTS

Any payment to the Director, any beneficiary or any guardian for either shall, to the extent thereof, be in full satisfaction of any claim hereunder against the Corporation. The Corporation may require the distributee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Corporation.

3.12    VENUE

As a substantial portion of the duties and obligations of the Parties created hereunder are performable in Peoria, Illinois, Peoria, Illinois, shall be the sole and exclusive venue for any arbitration, litigation, special proceedings, or other proceedings as between the Parties that may be brought, or arise out of, or in connection with or by reason of this Plan.

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3.13    WAIVER

The waiver by either Party of any breach of this Plan, whether in a single instance or repeatedly, shall not be construed as a waiver of rights under this Plan to terminate the same because of similar or additional breaches. Further, such waiver shall not in any manner be construed as a waiver by any Party to strictly adhere to the terms and conditions of this Plan, nor as a waiver of any claim for damages or other remedy by reason of any such breach.

4.      GLOSSARY

"Accounting Year" means the twelve (12) consecutive month period beginning January 1, which shall change as, when and to the extent the fiscal year of the Corporation shall change.

"Business" is defined under I.  RECITALS.

"Corporation" means RLI Corp.

"Deferred Compensation Direction" is defined at Section 2.1(a) DELIVERY AND IRREVOCABILITY OF DEFERRED COMPENSATION DIRECTION.

"Execution Date" means the date upon which this Plan is signed by the last Party to sign this Plan.

"Parties" means the Corporation and the Director.

                                III. EXECUTION

Dated at Peoria, Illinois as of the day and year noted above, on the Execution Date noted below.

Corporation:                                     Director:

RLI Corp.                                        _____________________________
                                                  (Name of Outside Director)
By: ______________________________
         Its President
                                                 Dated: ______________________

Dated:____________________________

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